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                      COMSTOCK PARTNERS STRATEGY FUND, INC.

                             ARTICLES SUPPLEMENTARY

          Comstock Partners Stragegy Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), certifies that:

          FIRST:    The Corporation's Board of Directors has reclassified and
classified One Hundred Fifty Million (150,000,000) authorized but unissued shares of Class A Common Stock, par value $.001 per share, as One Hundred Fifty Million (150,000,000) shares of Class C Common Stock, par value $.001 per share, and Fifty Million (50,000,000) authorized but unissued shares of Common Stock, par value $.001 per share, as Fifty Million (50,000,000) shares of Class C Common Stock, par value $.001 per share, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption thereof as hereinafter set forth. These Articles Supplementary do not increase the aggregate number of shares of all classes authorized to be issued by the Corporation or the aggregate par value thereof.

          SECOND:   The shares of Class C Common Stock as so reclassified and
classified by the Corporation's Board of Directors shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in the Corporation's Article of Amendment and Restatement ("Charter") and shall be subject to all provisions of the Charter relating to stock of the Corporation generally, except as set forth as follows, and shall also be subject to the terms and conditions set forth as follows:

          (1) The Class C Common Stock shall represent an interest in the same investment portfolio as the Class A Common Stock and the Common Stock. Except as otherwise set forth in these Articles Supplementary, the Class C Common Stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as the Class A Common Stock and the Common Stock.

          (2) The dividends and distributions of investment income and capital gains with respect to the Class C Common Stock shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distribtions may vary from dividends and distributions of investment income and capital gains with respect to the Class A Common
     Stock and the Common Stock to reflect differing allocations of the expenses of the Corporation between the holders of the classes and any resultant differences among the net asset value per share of the
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     classes, to such extent and for such purposes as the Board of Directors may deem appropriate. Notwithstanding any provision of the Corporation's Charter to the contrary, the allocation of investment income, capital gains, expenses and liabilities of the Corporation among the Common Stock, the Class A Common Stock and the Class C Common Stock and the determination of their respective net asset values and rights upon liquidation or dissolution of the Corporation shall be determined by the Board of Directors in a manner that is consistent with the Investment Company Act of 1940, as amended (the "Investment Company Act") and any order, rule or interpretation under the Investment Company Act.

          (3) Except as otherwise required by law, the holders of the Class C Common Stock shall have exclusive voting rights with respect to provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act (a "Plan") applicable to the Class C Common Stock and no voting rights with respect to the provisions of any Plan applicable to the Class A Common Stock.

          (4) The proceeds of the redemption of the Class C Common Stock shares shall be reduced by the amount of any contingent deferred sales charge or other charge payable on such redemption pursuant to the terms of issuance of such shares, all in accordance with the Investment Company Act and applicable rules and regulations of the National Association of Securities Dealers, Inc.

          THIRD:    The Class C Common Stock shares aforesaid have been duly
reclassified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Charter.

          The undersigned Vice President who executed these Articles Supplementary on behalf of the Corporation acknowledges them to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.
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          IN WITNESS WHEREOF, Comstock Partners Strategy Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Secretary on July 27, 1995.

                                   COMSTOCK PARTNERS STRATEGY FUND, INC.

                                   /s/ Edward A. Leskowicz, Jr.
                                   -------------------------------------
                                   Edward A. Leskowicz, Jr.
                                   Vice President


ATTEST:


/s/ Charles L. Minter
---------------------------------
Charles L. Minter
Secretary